UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 20, 2007

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

162 Fifth Avenue, Suite 900 New York, NY	10010
(Address of principal executive offices)	(Zip Code)

212-994-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a material definitive agreement

On July 20, 2007, Antigenics Inc. (“Antigenics”) executed a binding letter of intent (the “Letter”) with GlaxoSmithKline Biologicals SA (“GSK”) amending the Manufacturing Technology Transfer and Supply Agreement by and between Antigenics and GSK dated July 6, 2006 (the “Supply Agreement”) to accelerate GSK’s commercial grade QS-21 Stimulon® adjuvant manufacturing rights previously granted in July 2006. Accordingly, from the effective date of the Letter, GSK shall have the right to manufacture all of its requirements of commercial grade QS-21. In addition, the parties have amended their purchase and supply obligations with respect to pre-commercial grade QS-21. Also, in accordance with the terms of the Letter, upon Antigenics’ election, GSK shall supply Antigenics (or its affiliates, licensees, or customers) certain quantities of commercial grade QS-21 for a stated period of time. For purposes of the Supply Agreement, QS-21 is defined as all adjuvant isolated from Quillaja saponaria extract, or any structural equivalents thereof, manufactured by or on behalf of GSK.

As consideration for Antigenics entering into the Letter and agreeing to the terms hereof, GSK shall make an upfront payment to Antigenics in lieu of a milestone payment that would have otherwise been payable under the Supply Agreement, and shall compensate Antigenics over a stated period for manufacturing profits that were anticipated to have otherwise been payable under the Supply Agreement. Except as expressly provided in the Letter, all other financial obligations of GSK under the Supply Agreement, including royalty payments, shall remain unchanged. The Letter does not affect the rights and obligations of the parties under their License Agreement dated July 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: July 25, 2007	By:	/s/ Garo H. Armen, Ph.D.
Garo H. Armen, Ph.D.
Chairman and Chief Executive Officer